Exhibit 99.1

PRESS RELEASE

For more information, contact:

Paul B. Toms Jr.,

Chairman & Chief Executive Officer

Phone: (276) 632-2133; or

E. Larry Ryder,

Executive Vice President & Chief Financial Officer

Phone: (276) 632-2133; or

Kim D. Shaver,

Vice President-Marketing Communications

Phone: (336) 454-7088.

Hooker Furniture Reports Operating Results for Two-Month

Transition Period of December 1, 2006 to January 28, 2007

Martinsville, Va., March 15, 2007: Hooker Furniture (NASDAQ-CM: HOFT) reported net sales of $49.1 million for its two-month transition period of December 1, 2006 to January 28, 2007. The short reporting period was the result of the Company’s transition from a fiscal year ending on November 30th to a fiscal year ending on the Sunday closest to January 31st each year. The Company’s next fiscal year began January 29, 2007 and will end February 3, 2008.

As expected, the Company reported a net loss during the transition period. The net loss of $18.4 million, or $1.52 per share, was due to two large special charges:

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An $18.4 million non-cash, non-tax deductible charge related to the termination of the Company’s Employee Stock Ownership Plan (“ESOP”) effective January 26, 2007, which amounted to 37.6% of net sales. In connection with the ESOP termination, the Company wrote-off the related deferred tax asset in the amount of $855,000; and

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$3.0 million in restructuring charges, which amounted to 6.1% of net sales, principally for severance and termination benefits related to the announced decision to close the Company’s last domestic wood furniture manufacturing plant, located in Martinsville, Va., by the end of this month.

The charges were partially offset by an improvement in gross profit margin to 27.8% of net sales for the 2007 two-month transition period, compared to 26.9% of net sales for the 2006 first quarter and a decline in selling and administrative expenses as a percentage of net sales to 19.3% in the 2007 transition period compared to 19.9% during the 2006 first quarter. Gross profit margin improved primarily as a result of an increased proportion of sales of higher margin imported wood and upholstered furniture. The reduction in selling and administrative costs as a percentage of net sales was primarily the result of lower port storage and temporary warehousing costs for imported wood furniture purchases.

“The net loss in our two-month transition period, resulting from a combined $21.4 million in restructuring and ESOP termination charges, should be viewed as an anomaly,” said Paul B. Toms Jr., chairman, chief executive officer and president. “In fact, the termination of the ESOP and closing of the Martinsville facility, combined with declining warehousing and distribution costs, should position us for improved profitability in our 2008 fiscal year, that began January 29, 2007.” Toms added that “a clearer indicator of our outlook for bottom line performance can be seen in our gross profit margin improvement and the decline in selling and administrative expenses as a percentage of net sales during the period,” he said.

Excluding the effect of the ESOP termination and restructuring and asset impairment charges, operating profitability as a percentage of net sales during the transition period improved when compared to the three month first quarter of fiscal 2006 ended February 28, 2006. The following table reconciles operating results as a percentage of net sales (“operating margin”) to operating margin excluding ESOP termination charges and restructuring and asset impairment charges (“restructuring charges”) for each period:

	Two Months Ended January 28, 2007	Three Months Ended February 28, 2006
Operating (loss) income margin, including ESOP termination and restructuring charges	(35.1)%	6.8%
ESOP termination charges as a percentage of net sales	37.6%
Restructuring charges as a percentage of net sales	6.1%	0.2%

Operating margin, excluding ESOP termination and restructuring charges	8.6%	7.0%

The Company had net sales of $49.1 million for the two-month transition period compared to $85.3 million for the three-month first quarter of 2006. Based on actual shipping days in each period, average daily net sales were $1,258,000 during the 39 day 2007 transition period, a 5.8% decline compared to $1,335,400 for the 42 day operating period from December 1, 2005 through January 31, 2006 and an 8.6% decline from $1,376,400 for the 62 day 2006 first quarter.

The decline in daily net sales mirrors the year-over-year decline in incoming order rates the Company has experienced since the 2006 third quarter resulting from the industry-wide slow down in business at retail. “As we indicated in our business outlook last quarter, sales activity continues to be challenging during the early going of this year,” Toms said.

During the transition period, Hooker continued to make progress in its cash position and inventory levels. The Company generated over $16.2 million in cash flow from operating activities during the transition period. As of January 28, 2007, cash and cash equivalents were $47.1 million, a 48% increase compared to $31.9 million at the 2006 fiscal year end.

Finished goods inventory levels continued to decline and stood at $62.8 million on January 28, 2007. That represents a 7.8% decrease compared to $68.1 million at November 30, 2006 and a 25.0% decline compared to the peak inventory levels the Company reported at the end of August 31, 2006 of $83.8 million.

Announcements

On February 13, 2007, Hooker Furniture announced that it has signed a letter of intent to purchase Sam Moore Furniture, a Bedford, Va.-based manufacturer of upscale occasional chairs with an emphasis on fabric-to-frame customization, from La-Z-Boy Incorporated in a strategic move to further diversify into fabric-covered upholstered seating.

At its March 15, 2007 meeting, the Hooker Furniture Board of Directors declared a dividend of $0.10 per share, payable on May 31, 2007 to shareholders of record May 17, 2007.

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Business Outlook

“Our business outlook has not changed, and we still expect retail conditions to remain challenging at least through the first half of 2007,” Toms said. “Under current business conditions, we still expect improved financial performance because of the cost-cutting measures we have implemented and the continued progress in our supply chain management and warehousing and distribution operations,” he said.

Conference Call Details

Hooker Furniture will discuss its results for the period of December 1, 2006 to January 28, 2007 via teleconference and live internet web cast on Friday morning March 16, 2007 at 9:00 AM Eastern Standard Time. The dial in number for domestic callers is (800) 565-5442 and (913) 312-1298 for international callers. The call had been previously scheduled for March 8, 2007. The call will be simultaneously web cast and archived for replay on the Company's web site at www.hookerfurniture.com in the Investor Relations section.

Ranked among the nation's top 10 largest publicly traded furniture sources based on 2005 shipments to U.S. retailers, Hooker Furniture is an 82-year old importer and manufacturer of residential wood, metal and upholstered furniture. The Company's principal customers are home furnishings retailers who are broadly dispersed throughout North America. Major furniture categories include home entertainment and wall units, home office, casual and formal dining, bedroom, bath furnishings, accent, occasional and motion and stationary leather and fabric upholstered furniture. With approximately 1,000 employees, the Company operates manufacturing plants and supply plants, several distribution centers, warehouses and showrooms and a corporate office in Virginia and North Carolina. Please visit our websites at www.hookerfurniture.com and www.bradington-young.com

Statements made in this release, other than those concerning historical financial information, may be considered forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, including but not limited to: whether Hooker Furniture and La-Z-Boy will be able to consummate the proposed acquisition of Sam Moore Furniture and whether Hooker Furniture will successfully integrate Sam Moore’s business operations; price competition in the furniture industry; adverse political acts or developments in, or affecting, the international markets from which the Company imports products, including duties or tariffs imposed on products imported by the Company; changes in domestic and international monetary policies and fluctuations in foreign currency exchange rates affecting the price of the Company’s imported products; achieving and managing growth and change, and the risks associated with acquisitions, restructurings, strategic alliances and international operations; general economic or business conditions, both domestically and internationally; the cyclical nature of the furniture industry; risks associated with the cost of imported goods, including fluctuation in the prices of purchased finished goods and transportation and warehousing costs; risks associated with domestic manufacturing operations, including fluctuations in the prices of key raw materials, transportation, and warehousing costs, domestic labor costs and environmental compliance and remediation costs; supply, transportation and distribution disruptions, particularly those affecting imported products; risks associated with distribution through retailers, such as non-binding dealership arrangements; capital requirements and costs; and competition from non-traditional outlets, such as catalogs, internet and home improvement centers.

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Table I

HOOKER FURNITURE CORPORATION AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Two Months January 28, 2007	Three Months February 28, 2006
Net sales	$49,061	$85,339

Cost of sales	35,446	62,360

Gross profit	13,615	22,979

Selling and administrative expenses	9,458	17,016

ESOP termination compensation charge (a)	18,428

Restructuring and asset impairment charges (b)(c)	2,973	188

Operating (loss) income	(17,244)	5,775

Other income, net	302	244

(Loss) income before interest and income taxes	(16,942)	6,019
Interest expense	173	231

(Loss) income before income taxes	(17,115)	5,788

Income taxes	1,300	2,228

Net (loss) income	$(18,415)	$3,560

(Loss) Earnings per share:
Basic and diluted	$(1.52)	$0.30

Weighted average shares outstanding:
Basic	12,113	11,888

Diluted	12,113	11,890

(a)	On January 26, 2007, the Company terminated the ESOP. The termination resulted in an $18.4 million non-cash, non-tax deductible charge to earnings in January 2007.
(b)	During the 2007 two-month transition period , the Company recorded aggregate restructuring and asset impairment charges related to the planned closing of its Martinsville, Va. production facility of $3.0 million ($1.8 million after tax or $0.15 per share) principally for severance and related benefits for approximately 280 hourly and salaried employees who will be terminated ($2.3 million) and additional asset impairment charges for the expected costs to sell the facility ($655,000).
(c)	During the 2006 first quarter, the Company recorded aggregate restructuring and asset impairment charges of $188,000 ($117,000 after tax or $0.01 per share) principally for costs to prepare its Pleasant Garden, N.C. manufacturing facility for sale ($141,000) and additional asset impairment charges ($47,000) related to the closing of the facility.

Table II

HOOKER FURNITURE CORPORATION AND SUBSIDIARIES

UNAUDITED CONSOLIDATED BALANCE SHEETS

(In thousands, including share data)

	January 28, 2007	November 30, 2006
Assets
Current assets
Cash and cash equivalents	$47,085	$31,864
Trade accounts receivable, less allowance for doubtful accounts of $1,436 and $1,807 on each date	37,744	45,444
Inventories	62,803	68,139
Prepaid expenses and other current assets	3,254	4,357
Assets held for sale	3,475

Total current assets	154,361	149,804
Property, plant and equipment, net	24,839	29,215
Goodwill	2,396	2,396
Intangible assets	4,400	4,415
Cash surrender value of life insurance policies	11,506	11,458
Other assets	4,961	4,011

Total assets	$202,463	$201,299

Liabilities and Shareholders’ Equity
Current liabilities
Trade accounts payable	$10,071	$11,251
Accrued salaries, wages and benefits	6,918	6,189
Other accrued expenses	7,676	5,879
Current maturities of long-term debt	2,503	2,457

Total current liabilities	27,168	25,776
Long-term debt, excluding current maturities	7,912	8,555
Deferred compensation	3,919	3,924
Other long-term liabilities	1,154	508

Total liabilities	40,153	38,763

Shareholders’ equity
Common stock, no par value, 20,000 shares authorized, 13,269 and 14,429 shares issued and outstanding on each date	20,840	11,154
Unearned ESOP shares, 2,377 shares on November 30, 2006		(14,835)
Retained earnings	141,539	166,326
Accumulated other comprehensive loss	(69)	(109)

Total shareholders’ equity	162,310	162,536

Total liabilities and shareholders’ equity	$202,463	$201,299

Table III

HOOKER FURNITURE CORPORATION AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Two Months January 28, 2007	Three Months February 28, 2006
Cash flows from operating activities
Cash received from customers	$56,869	$85,198
Cash paid to suppliers and employees	(40,202)	(73,206)
Income taxes paid, net	(480)	(299)
Interest (received) paid, net	28	(101)

Net cash provided by operating activities	16,215	11,592

Cash flows from investing activities
Purchase of property, plant and equipment	(419)	(552)
Proceeds from the sale of property and equipment	22	893

Net cash (used in) provided by investing activities	(397)	341

Cash flows from financing activities
Payments on long-term debt	(597)	(556)
Cash dividends paid		(832)

Net cash used in financing activities	(597)	(1,388)

Net increase in cash and cash equivalents	15,221	10,545
Cash and cash equivalents at beginning of year	31,864	16,365

Cash and cash equivalents at end of year	$47,085	$26,910

Reconciliation of net (loss) income to net cash provided by operating activities
Net (loss) income	$(18,415)	$3,560
Depreciation and amortization	681	1,221
Non-cash ESOP cost and restricted stock awards	18,149	641
Restructuring and asset impairment charges	2,973	188
(Credit) provision for doubtful accounts	(182)	65
Deferred income tax (benefit) expense	(787)	366
Changes in assets and liabilities:
Trade accounts receivable	7,882	(354)
Inventories	5,336	4,202
Prepaid expenses and other assets	844	499
Trade accounts payable	(1,180)	1,791
Accrued salaries, wages and benefits	(1,589)	(903)
Accrued income taxes	1,607	951
Other accrued expenses	255	(307)
Other long-term liabilities	641	(328)

Net cash provided by operating activities	$16,215	$11,592